Exhibit 4.10

FORM OF

INDUCEMENT STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of the      day of                     , 200     (the “Grant Date”), by and between Autobytel Inc. (“Autobytel” or the “Company”) and [Name of employee] (“Optionee”).

RECITALS

WHEREAS, the Company has adopted the 2006 Inducement Stock Option Plan (the “Plan”).

WHEREAS, the Company desires to offer employment to Optionee.

WHEREAS, as an inducement to accept such employment offer, the Company desires to offer Optionee an option (the “Option”) to purchase                      shares of Common Stock (the shares subject to this award being referred to below as the “Shares”) under the terms and conditions set forth herein.

WHEREAS, the exercise price for the Shares subject to this Option shall be equal to the Fair Market Value of Shares on the Grant Date.

NOW THEREFORE, it is hereby agreed as follows:

1. Grant of Option. Autobytel hereby grants to Optionee, as of the Grant Date, an Option to purchase up to                      Shares at the Exercise Price per Share. The Shares shall be purchasable from time to time in accordance with the Vesting Schedule in Paragraph 3(b).

2. Option Term. The Option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the tenth anniversary of the Grant Date, unless sooner terminated in accordance with Paragraph 6, 7 or 8.

3. Exercisability/Vesting.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule and with the applicable provisions of the Plan and this Agreement. In the event of Optionee’s death, disability or other termination of Service, this Option shall be exercisable in accordance with the applicable provisions of the Plan and this Agreement.

(b) Vesting Schedule. Subject to Paragraphs 5, 6, 7 and 8, thirty-three and one-third percent (33 1/3%) of the Option shall vest and become exercisable on the first anniversary after the Grant Date, and one thirty-sixth (1/36) of the Option shall vest and become exercisable on each successive monthly anniversary thereafter for the following twenty-four (24) months ending on the third anniversary of such Grant Date. The Option shall remain exercisable to the extent vested until the Expiration Date or the sooner termination of the Option term under Paragraphs 6, 7 and 8.

(c) Method of Exercise. This Option shall be exercisable by written notice (in the form attached as Exhibit I) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange or automated inter-dealer quotation system upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

(d) Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(i) cash;

(ii) certified, bank cashier’s, or teller’s check;

(iii) surrender of other shares of Common Stock which (A) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised; or

(iv) if established by Autobytel and permitted under applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise), through a “same day sale” commitment from Optionee and a broker-dealer approved by Autobytel whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price for the Shares being exercised and whereby the broker-dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price for the Shares being exercised directly to Autobytel plus the applicable Federal, state and local income taxes required to be withheld by Autobytel by reason of such exercise.

4. Withholding Tax. In the event the Company determines that it is required to withhold employment or income tax in connection with an Option (for instance, as a result of the exercise of an Option as a condition for the exercise thereof), the Optionee may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of shares of Common Stock registered in the name of the Optionee having a Fair Market Value at the time the Optionee becomes subject to income tax equal to the amount to be withheld and that have been held by the Optionee for more than six months, (iii) by the Company retaining or not issuing such number of Shares subject to the

Option as have a Fair Market Value at the time the Optionee becomes subject to income tax equal to the amount to be withheld or (iv) any combination of (i), (ii) and (iii) above.

5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board.

6. Termination of Relationship. As of the date of the Optionee’s termination of Service, Optionee may, to the extent otherwise so entitled at the date of such termination, exercise this Option for a period of ninety (90) days following the date of termination (and in no event later than the Expiration Date of the term of such Option). To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

7. Disability of Optionee. Notwithstanding the provisions of Paragraph 6 above, in the event of termination of an Optionee’s Service as a result of his or her Total and Permanent Disability, Optionee may, but only within six (6) months from the date of such termination (and in no event later than the Expiration Date), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the Expiration Date, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

8. Death of Optionee. In the event of termination of Optionee’s Service as a result of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the Expiration Date), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

9. Stockholder Rights. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

10. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will, the laws of descent or as otherwise contemplated by and in accordance with the Plan. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

11. No Impairment of Rights. This Agreement shall not in any way affect the right of Autobytel to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Shares upon such exercise shall be subject to compliance by Autobytel and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange or automated inter-dealer quotation system on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of Autobytel to obtain approval from any regulatory body having authority deemed by Autobytel to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve Autobytel of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, Autobytel shall use its best efforts to obtain all such applicable approvals.

13. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 8 and 10, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Autobytel and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

14. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to its conflict-of-laws rules.

15. Non-Statutory Stock Options. The Option granted hereunder is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

16. No Right to Continued Service. Nothing in this Agreement shall confer upon Optionee any right to continue in the Service of Autobytel or shall interfere with or restrict in any way the rights of Autobytel which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause.

17. Notices. Any notice required to be given or delivered to Autobytel under the terms of this Agreement shall be in writing and addressed to Autobytel at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most recent address reflected in Autobytel’s employment records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

18. Administration of Option. The Board or the Compensation Committee of the Board (individually or collectively referred to as the “Administrator” in this Agreement and the Plan) shall have full discretion to interpret all provisions of this Option, and all decisions of the Board regarding the Option shall be binding on all parties.

19. Capitalized Terms. Capitalized terms in this Agreement not otherwise defined herein or in the Plan shall have the meaning assigned to them in the Appendix attached hereto.

20. Entire Agreement; Agreement Controlling. The Plan is incorporated herein by reference. The Plan and this Agreement, including the Appendix, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. In the event of any inconsistency between this Agreement and the Plan, this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AUTOBYTEL INC.

By:
Name:
Title:

OPTIONEE

[Name]
Optionee

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Autobytel Inc. (“Autobytel”) that I elect to purchase              shares of Autobytel’s Common Stock (the “Purchased Shares”) at the Option exercise price of $             per share (the “Exercise Price”) pursuant to that certain Option (the “Option”) granted to me pursuant to Autobytel’s inducement Option grant.

Concurrently with the delivery of this Exercise Notice to the Secretary of Autobytel, I shall hereby pay to Autobytel the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with Autobytel evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement, to the extent established by Autobytel and permitted by the terms of the Option grant agreement and applicable law (including the financial accounting rules associated with avoiding additional financial expense through the method of exercise), to effect payment of the Exercise Price and any tax withholding for any Purchased Shares in which I am vested at the time of exercise.

                    , 200

Date

Optionee

Address:
____________________________________

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Inducement Stock Option Agreement.

B. Board shall mean Autobytel’s Board of Directors.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean Autobytel’s common stock, par value $0.001 per share.

E. Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 3(b) of the Agreement.

F. Exercise Price shall mean $             per Share.

G. Expiration Date shall mean the date on which the Option term expires as specified in Paragraph 2.

H. Fair Market Value shall have the meaning ascribed to such term in the Plan.

I. Grant Date shall mean the date designated in the preamble to the Agreement granting the Option.

J. Optionee shall mean the person to whom the Option is granted as specified in the Agreement.

K. Service shall mean Optionee’s service with Autobytel, whether as an employee, director or consultant, which has not been interrupted or terminated. Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders service to Autobytel.

L. Shares shall mean the number of shares of Common Stock subject to the Option.

M. Total and Permanent Disability shall mean the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

N. Vesting Schedule shall mean the vesting schedule specified in Paragraph 3(b) of the Agreement, pursuant to which Optionee will vest in the Shares in one or more installments over his or her period of Service, subject to acceleration in accordance with the provisions of the Agreement.